EXHIBIT 5





                                                     January 2, 1998




Exogen, Inc.
10 Constitution Ave.
Piscataway, NJ 08855

Ladies and Gentlemen:

                  We have examined the Registration Statement on Form S-3, (the "Registration Statement") transmitted for filing by you with the Securities and Exchange Commission on January 2, 1998, in connection with the registration under the Securities Act of 1933, as amended, of 1,799,019 shares of your Common Stock, $.0001 par value (the "Shares").

                  We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

                  Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

                  We hereby  consent  to the use of our name  under the  caption
"Legal Matters" in the Registration Statement, including the prospectus constituting a part thereof, and any amendment to the Registration Statement, and consent to the filing of this opinion as an exhibit thereto.

                                                 Very truly yours,


                                             /s/ Brobeck, Phleger & Harrison LLP
                                                 -------------------------------
                                                 BROBECK, PHLEGER & HARRISON LLP